DYNAMIC NATURAL RESOURCES, INC.

BALANCE SHEET

MARCH 31, 2008 AND DECEMBER 31, 2007

	2008 (unaudited)	2007 (audited)
ASSETS

Current Assets:
Cash	$15,674	$31
Accounts Receivable	-	-
Note Receivable-Related Party		3,880
Other Current Assets	900	905
Total Current Assets	16,574	4,816

Property and Equipment, net	8,525	8,998

Other Assets:
Oil and gas Properties	318,963	337,707
Total Other Assets	318,963	337,707

Total Assets	344,062	351,521

Current Liabilities:
Accounts Payable	3,869	12,169
Accrued liabilities	-	-
Total Current Liabilities		12,169

Long Term Liabilities	12,708	12,604

Total Liabilities:	16,577	24,773

Stockholders’ Equity (Deficit):
Common stock at $0.0001 par value; 100,000,000 shares authorized; issued and outstanding: 27,469,857 shares March 31, 2008; 26,497,000 December 31, 2007	2,747	2.649
Additional pay-in capital	957,053	932,850
Accumulated deficit	(632,315))	(608,751))
Stockholders’ Equity	327,485	326,748

Total Liabilities and Stockholders Equity:	344,062	351,521

See accompanying notes to these financial statements.

DYNAMIC NATURAL RESOURCES, INC.

STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Unaudited)

	2008	2007

Revenue	$-	$-
Cost of Revenue	-	-
Gross Profit	-	-

Operating Expenses:
General and Administrative	18,471	3,823
Professional Fees	5,093	2,767
Miscellaneous Expense		-
Total Operating Expenses	23,564	7,116

Other Income (Expense):		100

Net Income (Loss)	$(23,563)	$(7,016)

Basic and diluted loss per share	$0.00	$0.00

Weighted average number of common shares outstanding	27,300,000	24,910,000

See accompanying notes to these financial statements.

DYNAMIC NATURAL RESOURCES, INC.

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Unaudited)

	2008	2007
Net loss	$(23,563)	$(7,016)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	474	0
Changes in operating assets and liabilities:	(8,197)
Notes Receivable, Related Party	3,880	19,531
Prepaid and other assets	5	0
Total adjustments	(3,838)	19,531

Net cash flows from operating activities	(27,401)	12,515

Cash Flows From Investing Activities
Net cash flows from, acquisition) sale of oil and gas properties	18,744	(206,877)

Cash Flows From Financing Activities
Proceeds from sale of common stock	24,300	0
Net cash provided by financing activities	24,300	155,969

Net Change in Cash	15,643	(38,393)

Cash, Beginning of the Period	31	44,149

Cash, End of the Period	$15,674	$5,756

See accompanying notes to these financial statements.

DYNAMIC NATURAL RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008

Note A - Nature of Operations and Basis of Presentation

Nature of Operations

Dynamic Natural Resources, Inc. was incorporated in the State of Nevada on November 29, 2005. Formerly Value Consulting, Inc., the Company changed its name to Dynamic Natural Resources in September, 2007. Dynamic Natural Resources was created to pursue an interest in the burgeoning oil and gas market.  Dynamic Natural Resources Inc. is pursuing oil producing assets in the Illinois basin.

 Our principal executive office is located at 78 South Street Wrentham, Ma 02093, and our telephone number is 508 463 6290. We currently have two employees, both officers of the Company, and work primarily through independent contractors to operate and manage our lease interests. Our common stock is traded on the OTCBB under the ticker symbol “DYNI”. Our website address is www.dynamicnaturalresources.com.

 Certain terms that are commonly used in the oil and gas industry, including terms that define our rights and obligations with respect to our properties, are defined in the “Glossary of Certain Oil and Gas Terms” of this Form 10-KSB.

 Company Strategy

 At the present time, we do not plan to finance our oil and gas acquisitions and drilling activities solely through our own resources. Consequently, we identify prospects or production to acquire and drill prospects, and seek other industry investors who are willing to participate in these activities with us. We frequently retain a promotional interest in these prospects, but generally we finance a portion (and sometimes a significant portion) of the acquisition and drilling costs.

 Where we acquire an interest in acreage on which exploration or development drilling is planned, we will seldom assume the entire risk of acquisition or drilling. Rather, we prefer to assess the relative potential and risks of each prospect and determine the degree to which we will participate in the exploration or development drilling. Generally, we have determined that it is more beneficial to invite industry participants to share the risk and the reward of the prospect by financing some or all of the costs of drilling contemplated wells. In such cases, we may retain a carried working interest, a reversionary interest, or may be required to finance all or a portion of our proportional interest in the prospect. Although this approach reduces our potential return should the drilling operations prove successful, it also reduces our risk and financial commitment to a particular prospect.

 Conversely, we may from time to time participate in drilling prospects offered by other persons if we believe that the potential benefit from the drilling operations outweighs the risk and the cost of the proposed operations. This approach allows us to diversify into a larger number of prospects at a lower cost per prospect, but these operations are generally more expensive than operations where we offer the participation to others.

 Dynamic Natural Resources is identifying acquisition targets in the well service arena that produce significant gross margin while expanding our ability to develop and maintain our leaseholds.

Recent Developments

In October 2007 the Company entered in a Letter of Intent with a well service company for the purchase of its assets.

In November of 2007 the Company retained the investment banking firm Wilshire Capital to procure financing for its growth

In November of 2007 the company began negotiations with a second target that has oil producing assets, drilling capabilities, well service, and distribution components.  Our investment banking firm has been advised to act on this matter.

Oil and Gas Exploration and Production Activities

 We began focusing our efforts on the oil and gas market in 2006. Although we have not produced significant revenues, we have begun to acquire properties. We have continued to seek oil and gas exploration and production activities, which include the exploration, acquisition, development, operation and, when appropriate, disposition of oil and gas properties.

 The leasehold interests we hold in properties are subject to royalty, overriding royalty and interests of others. In the future, our properties may become subject to burdens and encumbrances typical to oil and gas operators, such as liens incident to operating agreements and current taxes, development obligations under oil and gas leases and other encumbrances.

The following is a description of our oil and gas exploration and production assets and activities:

 The Earhart Lease — In September of 2007 the company acquired a 97% working interest in an oil lease located in Illinois. The lease, called the “Earhardt Lease” is situated on 80 acres of land, located in Edwards County. There are currently 2 wells on the lease. These wells will be put back online by reworking as necessary, and installing pumping units on the existing wells. No production has been generated by the lease to date.

The White Lease — In July of 2007 the company acquired a 37% working interest in an oil lease located in Illinois. The lease, called the “White Lease” is situated on 40 acres of land, located in Edwards County. There is currently 1 well on the lease. This well was put back online by reworking the well as necessary, and rehabbing the pumping unit. The well produced about 120 barrels of oil when a subsequent problem shut the well down. In the near the well will return to production.

The Kelsey Pierce, School and Weber Leases — In August of 2007 the company acquired working interests in other oil leases located in Illinois. The leases, called the “Kelsey Pierce Lease”, “Weber Lease” and the “School Lease” are in Edwards County. There are currently 7 wells on the leases. Three of the wells have been put back online by reworking the wells as necessary, and rehabbing the pumping units as needed.

The Hinderlighter lease-  In December of 2007 the Company acquired 100 percent working interest in the Hinderliter lease. This lease has two wells located on it that were drilled in the early 1990’s. The lease consists of 80 acres located in Edwards County, IL. The operator controls 1/8 carried interest, and the landowner hold 3/16 carried interest.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions incorporated in Regulation S-B, Item 310(b) of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The financial statements are unaudited, but in the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the three months ended March, 2008 have been included.

These statements are not necessarily indicative of the results to be expected for the full fiscal year. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Companys’ trade accounts receivable result from the sale of its services, and consist of private and public companies. The Company uses the allowance method to account for uncollectible accounts. Bad debt expense for the three months ended March 31, 2007 and 2006 was $0.

Concentration of Credit Risk

The Companys’ trade accounts receivable result from the sale of oil and gas to customers. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. As of March 31, 2008, The Companys’ had no customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales.

 The Company is obligated to pay the salaries, wages, related benefit costs, and expenses of its employees and consultants. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

Dynamic Natural Resources, Inc. estimates that the fair value of all financial instruments at March 31, 2007 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Note A - Nature of Operations and Basis of Presentation

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Oil and Gas Properties

 The Company follows the full cost method of accounting for its oil and gas operations. Under this method, costs incurred in the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, including certain internal costs directly associated with such activities. Proceeds from the sale of oil and gas properties are credited to the cost center with no gain or loss recognized unless such sale would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

 If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the “full cost ceiling” the excess is expensed in the period such excess occurs. The “full cost ceiling” is determined based on the present value of estimated future net revenues attributable to proved reserves, using current product prices and operating costs at the balance sheet date plus the lower of cost and fair value of unproved properties within the cost center.

 Costs of oil and gas properties are amortized using the unit-of-production method based upon estimated proven oil and gas reserves starting when proved reserves have been established. The significant unproven properties are excluded from the costs subject to depletion.

 As of March 31, 2008 The Company is proven reserves were valued at $318,963.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Smarts did not have direct-response advertising costs during the three months ended March 31, 2008 and 2007.

Accounting for Stock-based Compensation

The Companys’ accounts for and reports its stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards NO, 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”) which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. During 2008 or 2007, the company did not grant any stock options which would require a calculation as prescribed by SFAS No. 123R

Income Taxes

Dynamic records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

Net loss per share is computed based upon the weighted average number of outstanding shares of the Company’s common stock for each period presented.

Note A - Nature of Operations and Basis of Presentation (Continued)

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140. This statement resolves issues addressed in FAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. SFAS No. 155 also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The

Company is required to apply SFAS No. 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007. The Company does not expect the adoption of SFAS No. 155 to have a material impact on the Company's financial statements.

Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has yet to determine the effect SFAS No. 123R may have on its financial statements, if any.

Note B - Income Taxes

For income tax purposes Dynamic had $23,563 of net operating losses for the three months ended March 31, 2008, which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note C- Related Party Transactions

There are no related party transactions.

Note D - Cash Flow Supplemental Information

Cash paid for interest during the three months ended March 31, 2008 amounted to $108.00.

During the quarter ended March 31, 2008 the company sold 972,857 shares for $24,300.

Note E - Other Assets

Other Assets consists of oil and gas properties and equipment.

Note F - Stockholders’ Equity

Issuance of Common Stock

During the quarter ended March 31, 2008 the company issued 972,857 shares for $24,300.

Common Stock Warrants

As of March 31, 2008 there were no stock warrants issued or outstanding.

Note G - Commitments and Contingencies

Operating Leases

Dynamic currently has no lease obligations other than for office rental.

Litigation

 As of March 31, 2008, Dynamic did not have any outstanding legal issues outside of the ordinary course of business.

Note H - Subsequent Events

On April 1, 2008, the Company entered into a term sheet with Universal Tracking Solutions, Inc. (“UTS”), a Nevada corporation of which the Company holds a 31% stake, to acquire all outstanding shares and to merge UTS with a newly created subsidiary.

The Company issued 40,000,000 shares to shareholders of record as of September 15, 2006. The stock issuance was meant to compensate the affected shareholders for the Company’s announced distribution in September 2006 of its 4,000,000 shares of UTS. The UTS distribution was never consummated. However, the Company will own UTS if the current reverse-merger transaction with UTS is consummated, and the 2006 shareholders will hold an aggregate of 4,000,000 post-reverse split shares in the Company, the same amount of shares that they would have owned in UTS if the distribution had been consummated.

The Company also agreed to effect a 1:10 reverse-split of its common stock. The reverse-split was effected on April 16, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Dynamic Natural Resources, Inc.
Howell, Michigan

We have audited the accompanying balance sheet of Dynamic Natural Resources, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related statements of income, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Natural Resources, Inc. as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, as discussed in Note A to the financial statements, the company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet it obligations and the cost of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the out come of this uncertainty.

Robert L. White & Associates, Inc.

/s/ Robert L White & Associates, Inc.
Robert L. White & Associates, Inc.
Cincinnati, OH

March 21, 2008

Dynamic Natural Resources, Inc.
Balance Sheet
Years Ended December 31, 2007 and 2006

	2007	2006
ASSETS
Current Assets:
Cash	$31	$44,149
Accounts receivable	-	-
Note Receivable - Related Party	3,880	19,531
Other Current Assets	905	-
Total Current Assets	4,816	63,680

Property and Equipment, net	8,998	-

Other Assets:
Oil and gas Properties	337,707	545,596
Total other assets	337,707	545,596

Total Assets	351,521	609,276

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	12,169	-
Accrued liabilities	-	-
Total Current Liabilities	12,169	-

Long term Liabilities	12,604	-

Total Liabilities:	24,773	-

Stockholders' Equity (Deficit):
Common stock at $0.0001 par value; 100,000,000 shares authorized; issued and outstanding: December 31, 2007 26,97,000 -; December 31, 2006 24,910,000 - shares	2,649	2.491
Additional paid-in capital	932,850	661,009
Accumulated deficit	(608,751)	(54,224)
Stockholders’ Equity	326,748	609,276

Total Liabilities and Stockholders' Equity (Deficit)	$351,521	$609,276

See accompanying notes

Dynamic Natural Resources, Inc.
Statement of Operation
For the Years Ended December 31, 2007 and 2006

	2007	2006

Revenue	$2,013	$-
Cost of Revenue	26,900	-
Gross Profit	(24,887)	-

Operating Expenses:
General and Administrative	73,900	28,181
Professional Fees	21,604	9,090
Miscellaneous Expense	526	1,232
Total Operating Expenses	96,030	38,503

Other (Expense), write off of expired oil & gas leases	(433,610)
Interest Income		1,779
Total Other (Expense)	(433,610)	1,779

Net (Loss)	$(554,527)	$(36,724)

Basic and diluted loss per share	$(0.02)	$(0.00)

Weighted average number of common shares outstanding	25,576,250	67,950,972

See accompanying notes

Dynamic Natural Resources, Inc.
Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2007 and 2006

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, December 6, 2006	90,000,000	$9,000	$23,500	$(17,500)	$15,000
Sale of Common Stock	6,310,000	631	630,369	-	631,000
Retirement of Common Stock	(71,400,000)	(7140)	7140	-
Net loss, year end December 31, 2006	-	-	-	(36,724)	(36,724)
Balance, December 31, 2006	24,910,000	$2,491	$661,009	$(54,224)	$609,276
Sale of common stock	1,587,000	158	271,841		156,999
Net Loss, year ended December 31,2007	-	-	-	(554,527)	(554,527)
Balance, December 31, 2007	26,497,000	$2,649	$932,850	$(608,751)	$326,748

See accompanying notes

Dynamic Natural Resources, Inc.
Statement of Cash Flows
Years ended December 31, 2007 and 2005

	2007	2006
Cash Flows From Operating Activities
Net loss	$(554,527)	$(36,724)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	474	-
Write off of expired Oil and Gas leases	433,610
Changes in operating assets and liabilities:
Prepaid and other assets	(905)	10,000
Accounts Payable	12,169
Note receivable - related party	15,651	(19,531)
Total adjustments	462,809	(9,531)

Net cash flows from operating activities	(93,528)	(46,255)

Cash Flows From Investing Activities
Purchases of property and equipment	(9472)	-
Acquisition of Oil and Gas Properties	(225,722)	(545,596)
Net cash flows from investing activities	(235,194)	(545,596)

Cash Flows From Financing Activities
Proceed from notes payable	12,604
Proceeds from sale of common stock	272,000	631,000
	-	-
Net cash provided by financing activities	284,604	631,000

Net Change in Cash	(44,118)	39,149

Cash, Beginning of the Period	44,149	5,000

Cash, End of the Period	$31	$44,149

See accompanying notes

Dynamic Natural Resources, Inc.
Notes to Financial Statements

Note A. Nature and Continuance of Operations

Nature of Operations

Dynamic Natural Resources, Inc. was incorporated in the State of Nevada on November 29, 2005. Formerly Value Consulting, Inc., the Company changed its name to Smart Oil and Gas in August, 2006. Smarts Oil & Gas was created to pursue an interest in the burgeoning oil and gas market. Dynamic Natural Resources initial entry into the market was the acquisition of several leases located in northern Louisiana. Smarts Oil and Gas will continuously pursue any opportunity to acquire other attractive oil and gas areas that can add value to the Company and its shareholders. The company will focus on leases and properties with proven oil reserves and high potential for large profit margins.

The financial statements are presented in US dollars and have been prepared by management in accordance with generally accepted accounting principles in the United States (“US GAAP”) on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

During the year ended December 31, 2007, the Company incurred a loss of $554,527 and at December 31, 2007 had an accumulated deficit of $608,751 and a working capital deficit of $7,353. The ability of the Company to continue as a going concern is uncertain and dependant upon achieving a profitable level of operations and on the ability of the Company to obtain necessary capital and financing to fund ongoing operations. The outcome of these matters cannot be predicted at this time.

These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and the amounts different from those reflected in the accompanying financial statements.

Note B – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Accounts Receivable

Dynamic trade accounts receivable result from the sale of its services, and consist of private and public companies. Smarts uses the allowance method to account for uncollectible accounts. Bad debt expense for the years ended December 31, 2007 and 2006 was $0.

Concentration of Credit Risk

Dynamic Natural Resources trade accounts receivable result from the sale of oil and gas to customers. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. As of December 31, 2007 and 2006, Dynamic had no customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales.

The Company is obligated to pay the salaries, wages, related benefit costs, and expenses of its employees and consultants. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

Dynamic Natural Resources estimates that the fair value of all financial instruments at December 31, 2007 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Oil and gas properties

The Company follows the full cost method of accounting for its oil and gas operations. Under this method, costs incurred in the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, including certain internal costs directly associated with such activities. Proceeds from the sale of oil and gas properties are credited to the cost center with no gain or loss recognized unless such sale would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

Note A. Nature and Continuance of Operations (Continued)

If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the “full cost ceiling” the excess is expensed in the period such excess occurs. The “full cost ceiling” is determined based on the present value of estimated future net revenues attributable to proved reserves, using current product prices and operating costs at the balance sheet date plus the lower of cost and fair value of unproved properties within the cost center.

Costs of oil and gas properties are amortized using the unit-of-production method based upon estimated proven oil and gas reserves starting when proved reserves have been established. The significant unproven properties are excluded from the costs subject to depletion.

As of December 31, 2007 and 2006 the Company proven reserves were valued at $337,707 and $547,596 respectively.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Smarts did not have direct-response advertising costs during the years ended December 31, 2007 and 2006.

Accounting for Stock-based Compensation

The Company’s accounts for and reports its stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards N0, 123 (revised 2004) Share-Based Payment ("SFAS No. 123R") which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. During 2007 or 2006, the Company did not grant any stock options which would require a calculation as prescribed by SFAS No. 123R.

Income Taxes

Smarts records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

The Company computes loss per chare in accordance with SFAS NO. 128 “Earnings per Share” which requires presentation of bother basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period including, stock options and warrants, using the treasury method, and preferred stock, using the if-converted method. Dilutive loss per share excludes all potential common shares if their effect is anti dilutive. As the Company has no potential dilutive securities, basic loss per share is equal to diluted loss per share.

Note A. Nature of Operations and Basis of Presentation (Continued)

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140. This statement resolves issues addressed in FAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. SFAS No. 155 also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The Company is required to apply SFAS No. 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007. The Company does not expect the adoption of SFAS No. 155 to have a material impact on the Company's financial statements.

Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has yet to determine the effect SFAS No. 123R may have on its financial statements, if any.

Note B - Income Taxes

For income tax purposes Dynamic Natural Resources had $608,751 of net operating losses as of December 31, 2007, which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note C- Related Party Transactions

On December 15, 2006, Dynamic Natural Resources, Inc. entered into a short-term, month to month, loan with Dan Seifer, our Chairman for $20,000. AS of December 31, 2007 the balance of the loan was $3,880.

Note D - Cash Flow Supplemental Information

Cash paid for interest during the years ended December 31, 2007 and 2006 amounted to $0.

During the year ended December 31, 2005, Smarts issued 90,000,000 shares of restricted common stock, valued at $32,500, to various investors, including both of the Company’s officers and directors.

On May 15, 2006, Smarts issued 6,310,000 shares of common stock, value at $631,000. The shares were issued pursuant to an SB-2 registration statement declared effective by the SEC on April 14, 2006.

On various dates in 2006, certain individuals and officers of the Company retired 71,400,000 shares of common stock. No consideration was given to the shareholders.

Note E - Other Assets

Other Assets consists of oil and gas properties purchased for an aggregate total of $545,596. At December 31, 2007 the proven reserves were valued at $337,707.

Note F - Stockholders’ Equity

Issuance of Common Stock

On December 6, 2005, the Board of Directors approved the issuance of 90,000,0000 restricted shares of the Company’s $.0001 par value common stock for a total investment of $32,500.

On January 20, 2006, Smarts Oil and Gas filed an SB-2 registration statement with the SEC. The Company registered an additional 10 million (10,000,000) shares to be sold for an aggregate of $1 million ($1,000,000). On April 14, 2006 the SEC declared the registration statement effective. On May 15, 2006, Smarts Oil and Gas issued 6,310,000 shares of common stock for an aggregate of $631,000. On June 9, 2006 Smarts removed the remaining 3,690,000 shares and closed the registration.

On August 7, 2006, Brian Ramsey, President and CEO, retired 55,000,000 shares of his common stock, bringing the total common shares outstanding to 41,310,000.

On September 30, 2006, Dan Seifer, President and CEO, along with various other shareholders, retired 16,400,000 shares of common stock, bringing the total common shares outstanding to 24,910,000.

Note F – Stockholders Equity (Continued)

Common Stock Warrants

As of December 31, 2007and 2006 there were no stock warrants issued or outstanding.

Note G - Commitments and Contingencies

Operating Leases

Dynamic Natural Resources currently has no lease obligations.

Litigation

As of December 31, 2007, Dynamic Natural Resources did not have any outstanding legal issues outside of the ordinary course of business.

Note H - Subsequent Events

None.